Exhibit 16

July 24, 2006

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC

USA  20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4.01 in the Form 8-K/A dated July 7, 2006 of AXM Pharma, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contain therein.

Yours truly,

/s/ LBB & Associates Ltd., LLP

LBB & ASSOCIATES LTD., LLP